Exhibit 23.3

1156 Avenue of the Americas Suite 703 New York, NY 10036- 2702

September 22, 2005

Ms. Jennifer Daley

Comcast MO Financial Services, Inc.

1500 Market Street

Philadelphia, PA 19102 – 2148

Beth Bryson

Credit Suisse First Boston LLC

Eleven Madison Avenue

New York, New York 10010

Jeff Beasely

Kansas Gas and Electric Company

777 West Central

Wichita, Kansas 67203

Dear Ms. Daley:

In connection with the refinancing of the LaCygne lease, Marshall & Stevens consents to the reference to our firm and the appraisal performed by us in the S-4 relating to the Secured Facility Bonds, Series 2005, due 2021. We also consent to the filing of our appraisal report as an exhibit to the Registration Statement relating to the Exchange Offer.

Sincerely yours,

MARSHALL & STEVENS INCORPORATED

/s/ Lawrence H. Danzig Lawrence H. Danzig Senior Vice President LHD/jz	Atlanta Chicago Houston Los Angeles New York Philadelphia San Francisco St. Louis Tampa